EXHIBIT 1.3

                              CERTIFICATE OF AMENDMENT
                          OF CERTIFICATE OF INCORPORATION
                         OF MODULATED BUILDING SYSTEMS, INC.

                             BEFORE PAYMENT OF CAPITAL

                      Pursuant to Section 241 of Title 8 of
                      The Delaware Code of 1953, as Amended

     WE, the undersigned, being a majority of the Directors of MODULATED BUILDING SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of MODULATED BUILDING SYSTEMS, INC., duly held and convened, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation and declaring said amendment advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by changing the article thereof numbered FOURTH to read as follows:

          FOURTH: The total number of shares of stock which this corporation is authorized to issued is Two Million (2,000,000) shares of the par value of Ten Cents ($.10) each, amounting to Two Hundred Thousand Dollars ($200,000.00)

     SECOND: That no part of the capital of said corporation having been paid, this certificate is filed pursuant to Section 24 of Title 8 of the Delaware
Code, as amended.

IN WITNESS WHEREOF, we have hereunto set our respective hands and seals this 15th day of September , A.D., 1971.

BY(Signature)                                  /s/ Alvin Roth



BY(Signature)                                 /s/ William R. Nordstrom




























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